UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 22, 2005
ROYAL GOLD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13357	84-0835164

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO	80202-1132

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code 303-573-1660

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Item 1.01 Entry into a Material Definitive Agreement
     On December 22, 2005, Royal Gold entered into an agreement to acquire two royalties from Kennecott Minerals Company (“Kennecott”) for $25 million. The closing of the acquisition is subject to customary conditions and is scheduled to occur by the end of the year.
     The first royalty is a 3% net smelter return (“NSR”) royalty on the Robinson mine, which is located in eastern Nevada. The Robinson mine is an open pit copper mine with significant gold and molybdenum credits. The mine was originally operated by Kennecott and later owned by BHP Billiton and was subsequently sold to Quadra Mining Ltd. (“Quadra”) in 2004.
     Quadra has reported that as of December 31, 2004, proven and probable reserves include 142.6 million tons (129.4 million tonnes) of ore, at an average grade of 0.0085 ounces per ton gold (0.29 grams per tonne) and 0.69% copper, containing approximately 1.2 million ounces of gold and 2.0 billion pounds of copper. The operator estimates that calendar year 2006 production will be in the range of 55,000 to 65,000 ounces of gold and 145 to 150 million pounds of copper. Quadra also stated that its molybdenum circuit is near completion, which is expected to produce in the range of 1.0 to 1.6 million pounds of molybdenum in calendar 2006.
     The Company will begin receiving revenue from its 3.0% NSR royalty at the Robinson mine after a $20.0 million reclamation trust account is fully funded which, at the end of October 2005, totaled approximately $14.7 million. The account is expected to be fully funded in calendar 2006. Upon completion of that funding, this 3% NSR royalty will then be paid to Royal Gold.
     Quadra Mining Ltd. (TSX:QUA) is a Vancouver, British Columbia-based corporation and is a copper producing company whose principal asset is the Robinson Mine in Nevada.
     The second royalty is a sliding-scale NSR royalty on the Mulatos mine in Sonora, Mexico. The Mulatos project was previously owned by a joint venture between Placer Dome and Kennecott Minerals, and is now owned and operated by Alamos Gold, Inc. (“Alamos”). The Mulatos mine is an open pit, heap leach gold mine, which is nearing completion of construction. According to Alamos, commercial production is expected in early calendar 2006.
     The operator estimates that proven and probable reserves, as of June 1, 2004, include 40.1 million tons (36.4 million tonnes) of ore, at an average grade of 0.048 ounces per ton gold (1.64 grams per tonne), containing approximately 1.9 million ounces of gold. Alamos anticipates that once full production is reached, yearly production is expected to average 150,000 ounces of gold. The Mulatos mine sliding-scale royalty, capped at two million ounces of gold production, is as follows:

Royalty Schedule — Mulatos Mine

Gold Price Range	NSR Royalty Rate
$0.00/oz to $299.99/oz	0.30%
$300.00/oz to $324.99/oz	0.45%
$325.00/oz to $349.99/oz	0.60%
$350.00/oz to $374.99/oz	0.90%
$375.00/oz to $399.99/oz	1.20%
$400.00/oz or higher	1.50%
     Alamos Gold Inc. (TSX: AGI), headquartered in Toronto, Canada, is completing development of the Mulatos gold deposit in Sonora, Mexico.
Item 2.01. Completion of Acquisition or Disposition of Assets
     The disclosure provided in Item 1.01 of this Form 8-K is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit 99.1	Press Release dated December 23, 2005, titled Royal Gold Agrees to Acquire Royalties From Kennecott Minerals for $25.0 Million.

Exhibit 10.1	Purchase Agreement, dated December 22, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc. (Registrant)
By:	/s/ Karen Gross
	Name:	Karen Gross
	Title:	Vice President & Corporate Secretary

Dated: December 29, 2005

Exhibit Index

Exhibit No.	Description

Exhibit 99.1	Exhibit 99.1 Press Release dated December 23, 2005, titled Royal Gold Agrees to Acquire Royalties From Kennecott Minerals for $25.0 Million.

Exhibit 10.1	Purchase Agreement, dated December 22, 2005.